Exhibit 99.2

Regal Entertainment Group Announces Pricing

of $775 Million of Senior Notes

Knoxville, Tennessee, February 25, 2014 — Regal Entertainment Group (“Regal” or the “Company”) (NYSE: RGC) announced today that it has priced its previously announced senior notes offering. A total of $775 million aggregate principal amount of senior notes, which will bear interest at a rate of 5 3/4% per year, will be issued. The notes will pay interest semiannually in arrears on March 15 and September 15 of each year, beginning September 15, 2014, and will mature on March 15, 2022. The Company anticipates that the offering will close on or around March 11, 2014, subject to customary closing conditions.

Regal intends to use the net proceeds from the offering to fund cash tender offers for any and all of its 9 1/8% senior notes due 2018 and any and all of the 8 5/8% senior notes due 2019 of Regal Cinemas Corporation, a Delaware corporation and wholly-owned subsidiary of the Company. In the event the tender offers are terminated or there are remaining proceeds after funding the tender offers, Regal intends to use the proceeds for general corporate purposes and for the repayment or selective purchase of outstanding debt of the Company or its subsidiaries. Such repayment or purchases may be made in open market or privately negotiated transactions, through one or more additional tender or exchange offers, pursuant to redemption terms applicable to Regal’s or its subsidiaries’ debt, or otherwise.

Credit Suisse Securities (USA) LLC, Barclays Capital Inc., BofA Merrill Lynch, Deutsche Bank Securities Inc. and Wells Fargo Securities, LLC are acting as joint book-running managers for the offering. The notes are being offered pursuant to the Company’s effective shelf registration statement (File No. 333-182383) on file with the Securities and Exchange Commission (“SEC”). The offering of notes will be made only by means of a prospectus supplement and related base prospectus. A preliminary prospectus supplement relating to the offering has been filed with the SEC. A copy of the preliminary prospectus supplement and related base prospectus can be obtained by either contacting Credit Suisse Securities (USA) LLC toll-free at 1-800-221-1037 or by accessing the SEC’s website, www.sec.gov.

This press release does not constitute an offer to purchase or the solicitation of an offer to sell any securities. The tender offers are made only pursuant to the Offer to Purchase and the Letter of Transmittal (collectively, the “Offer Documents”) that the Company will be distributing promptly to holders of the 9 1/8% senior notes due 2018 and Regal Cinemas’ 8 5/8% senior notes due 2019. Holders and investors should read the Offer Documents carefully because they contain important information, including the various terms of and conditions to the Offers. None of the Company, Regal Cinemas, the dealer managers for the tender offers, the depositary, the information agent or their respective affiliates are making any recommendation as to whether or not holders should tender all or any portion of their 9 1/8% senior notes due 2018 or their 8 5/8% senior notes due 2019 pursuant to the tender offers. In addition, this press release does not constitute an offer to sell or a solicitation of an offer to buy the 5 3/4% senior notes due 2022 described herein, nor shall there be any sale of such notes in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the laws of such state or jurisdiction.

Forward-looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements included herein, other than statements of historical fact, may constitute forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. Important factors that could cause actual results to differ materially from the

Company’s expectations are disclosed in the risk factors contained in the Company’s 2013 Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 24, 2014. All forward-looking statements are expressly qualified in their entirety by such factors.

About Regal Entertainment Group

Regal Entertainment Group (NYSE: RGC) operates the largest and most geographically diverse theatre circuit in the United States, consisting of 7,406 screens in 581 theatres in 42 states along with Guam, Saipan, American Samoa and the District of Columbia as of January 23, 2014. The Company operates theatres in 46 of the top 50 U.S. designated market areas. We believe that the size, reach and quality of the Company’s theatre circuit not only provide its patrons with a convenient and enjoyable movie-going experience, but is also an exceptional platform to realize economies of scale in theatre operations.

Additional information is available on the Company’s Web site at www.REGmovies.com.

Financial Contact:	Media Contact:

Kevin Mead	Ken Thewes
Regal Entertainment Group	Regal Entertainment Group
Vice President Investor Relations and Planning	Senior Vice President and Chief Marketing Officer
865-925-9685	865-925-9539
kevin.mead@regalcinemas.com